Exhibit 10.1

METASwarm (Hongkong) Ltd.

xxx

Beijing InfoSure Technology Ltd.

xxx

Software and Technology Licensed· Contract

Date:

THIS CONTRACT is entered into on September 28,2006.

(1)
METASwarm (Hongkong) Ltd. (hereinafter "METASwarm HK" or "Licensor"), a domestic (non-foreign invested) company established under the Law of Hongkong Special Administration Region of China, with its registered address at Unit C, 11th Floor, Gaylord Commercial Building, 114-118 Lockhart Road, WanChai, Hongkong.

and

(2)
Beijing InfoSure Technology Ltd. (hereinafter "BJ InfoSure" or "Licensee"), a domestic company established under the Law of the People's Republican of China ("China"), with its registered address at Room 708, Block A, Jia Hua Building, No.9 Shangdi Third Street, Haidian District, Beijing, China.

The parties above, each a "Party" and collectively, the "Parties"

WHEREAS

(A)
METASwarm Corporation (hereinafter "METASwarm Corp") owns Essurance™ system and related proprietary technologies, the most advanced Internet, communication and information management system which comprises of several US and International pending Patents;

(B)
METASwarm HK is the wholly owned subsidiary of METASwarm Corp., and is the exclusive licensee of METASwarm's Essurance™ system software and related proprietary technology in the Asia Pacific region, and is authorized to sub-license the right to any third parties;

(C)
Beijing BJ InfoSure desires to obtain an exclusive right to use Essurance™ system software and related technologies for Mainland China market to conduct related promotion, sales and providing services, as well as carry out product localization and development of local applications based on the system and technologies;

(D)
METASwarm HK is willing to grant an exclusive right for China market to BJ InfoSure to use METASwarm' s Essurance™ system software and related technologies in accordance with terms and conditions stipulated in this contract, and provide the software, related information and necessary technical trainings, as well as provide support to assist BJ InfoSure developing China market.

It is agreed as follows

Clause 1	Definition

1.1	In this Contract:

Essurance™ system software and related technologies means know-how and experiences, technology and technical information engaged in the internet, information supervision, control and management which related to Essurance™ system software and related technologies and Metaswarm owns or has the right to use and license as specified in Appendix 1. Licensed Technology includes information contained in the Technical Documentation or conveyed' through the Technical Training rendered under this Contract and any license operated under any of Licensor's patents in the Territory only.

System Software Technical Licensing Fees, means Licensor offer Essurance™ system English version core software and related technologies to Licensee, and allow Licensee to localize, modify, re-develop it to adapt to China on this system, including Licensor offers technical training, continuous technical update and support to licensee for Fees.

Software and Technologies Using Fees, means Licensee pay to Licensor from the income that is get from allowed localization, re-developing and producing all productions and service on expanded Essurance™ system ..

Parties mean licensee and licensor;

Party means licensee or licensor.

Product means Essurance™ system, and allowed licensee localizes, re-develop and improve all product and service on this system.

Technical Documentation means any technical documentation, training materials or other documentation provided during Technical Training or from time to time by Licensor in the course of providing the Licensed Technology to Licensee under this Contract related to Essurance™ system.

Technical Training means the technical training described in Appendix 1.

Registration Authority means the relevant Government authority authorized to register or approve this Contract.

China/China market, means the territory of the People's Republic of China (Mainland China), Taiwan, Hongkong and Macau excluded.

1.2	In this contract:

(a)	Headings are inserted for convenience only and shall not affect the construction of this Contract;

(b)	Words importing the singular include the plural and vice-versa (only refer to English);

(c)	References to clauses, recitals and Appendices are to clauses of, and recitals and appendices to this Contract;

(d)	The Appendices form an integral part of this Contract and any reference to this Contract shall include the Appendices.

Clause 2	Terms and Conditions of the Licensing

2.1
Subject to the terms and conditions of this Contract, Licensor hereby grants to Licensee, and Licensee hereby accepts, an exclusive license to use the Essurance™ and related Technologies solely in China, for the only purpose of localization, R&D or improvement on this system to manufacture products and sales which suit to China Market.

2.2
Licensee agrees that the Licensed Technology will be only used in China, Licensee can't use it in other any place.If licesee wants to use it in other any place, the licensee should discuss with licensor about this articles and terms.

2.3
Licensee shall not grant to any natural or legal person or to any other nongovernmental or governmental entity any rights or interest in the Licensed Technology, whether by way of license, sub-license, assignment or otherwise, nor shall it permit any such person or entity to use the Licensed Technology for any purpose.

2.4
Licensee acknowledges and agrees that, other than the rights expressly granted under this Contract, it does not hereby acquire and has no right or claim to any rights in, or to the use of, any patents, copyrights, technical documentation, know-how, technical knowledge or other technology owned, used or adopted by Licensor or its affiliates.

2.5	Licensor represents and warrants that it has the legal right to license all the Licensed Technology to Licensee in accordance with the terms and conditions of this Contract.

Clause 3	Technical Training

3.1	Licensor shall provide Technical Training to Licensee in accordance with the schedule set out by both parties.

3.2
If Licensee requests technical assistance or training in excess of the time or number of personnel specified in Appendix 1, the terms and conditions for any such additional technical assistance or training shall be separately agreed upon between the Parties.

3.3
Technical Training shall be provided in the Chinese/English languages. Licensee shall provide translation and/or interpreters where necessary at its own cost. Licensee shall provide qualified engineers and technicians able to understand the Technical Documentation and Licensed Technology.

3.4	During visits to the plants of Licensor or its affiliates, Licensee should comply with regulations for the protection of Licensor business and property.

3.5
Licensor undertakes to provide personnel to provide Technical Training. Licensee undertakes that the personnel it provides for training and to work with Licensor's technicians shall be able to undertake the training or task assigned to them.

Clause 4	Use of Essurance™ system, Technology, localization and improvements

4.1	Licensee shall use Essurance™ and the related Licensed Technologies in accordance with the required standards specified in the Technical Documentation.

4.2	Licensee promise to localize Essurance™ system under licensor technical support and co-operation, and licensee should disclose all localization documentation to licensor.

4.3
Licensee promise, under licensor technical support and co-operation, according to China market and customers requirements to R&D, to develop and manufacture applied system products and services based on core technology of the Essurance™ system. Licensee should disclose all processing documentation to licensor.

4.4
Both Parties agree that rights, title and interest in new products and services, developed and manufactured by the licensee for the Chinese market, utilizing and/or in conjunction with licensor Essurance™ technology, will be owned by licensee; but according to this contract regulation, licensee should pay Licensed Fees from these sales of products and services.

Both Parties agree that these Licensee rights, title and interests are subject to the following conditions/exceptions:

4.41
All rights, title, and interest in any and all core technology, trade secrets, patents, patented technology, and intellectual properties provided to licensee pursuant to this agreement shall be owned solely by Licensor.

4.42
All rights, title, and interest in any and all Essurance™ system localizations, derivative technologies, or reverse engineered models of all core technology, trade secrets, patents, patented technology, and intellectual properties provided to licensee pursuant to this agreement shall be owned solely by Licensor. .

4.43	Licensee undertakes that its employees, contractors, consultants, agents and other representatives will assign all rights, title and interest in any Improvements to Licensor.

4.5
If Licensee determines that Licensor may be able to acquire an industrial property right such as a patent, design, trademark or copyright in the PRC in connection with the Licensed Technology or Technical Documentation, it shall advise Licensor and assist Licensor in taking all steps necessary for the acquisition and enforcement of any such right under the laws of the PRC. Licensee shall be reimbursed by Licensor for its reasonable out-of-pocket expenses incurred in providing such assistance. Licensee will take no action to obtain any industrial property rights to the Licensed Technology or Technical Documentation .

Clause 5	Contract Conduct and Supervision

5.1
Licensor may, at its own expense and with 5 day's prior notice to Licensee, send its employees, representatives and agents to enter the Plant during normal business hours in order to examine the use of the Licensed Technology and to monitor compliance by Licensee with the terms of this Contract. However, such examination shall not affect the normal operation of Licensee and shall comply with the rules and regulations of Licensee. Such examination shall be conducted not more than three times in one year and the number of persons conducting the examination shall not be more than 4 persons.

Clause 6	Software and technical Fees, Licensed Fees

6.1	Licensee should pay software and technical Fees to licensor in accordance with following regulations.

Licensing:	US$lm (approx. RMB 8 m.) one-time fee in installment

6.11	US$150,000 down payment within 30 days from the contract;

6.12	Balance by installments within 12 months after contract;

6.2	Licensee should pay Licensed Fees to licensor in accordance with following regulations.

Royalty Fee:	10% of BJ InfoSure's total revenue;

6.3
Payment of all amounts due hereunder shall be invoiced in United States Dollars, and paid in US dollars. Licensor shall invoice the Licensee on a monthly basis all Licensing Fees payable to Licensor pursuant to Appendix 1. Payment in full by the Licensee shall be made within thirty (30) days of the date of each invoice.

6.4
Licensee shall be obliged to do all that is necessary to obtain any required government approvals within the PRC for conversion of Renminbi into United States Dollars or other freely convertible foreign currency to pay Licensed Fees and for remittance thereof outside the PRC.

6.5
If Licensee fail to pay Licensed Fees in accordance with clause 6.1, Licensee shall pay Licensor simple daily interest on the unpaid amount from the due date until the date payment is made at the rate of fifteen percent (15%) per annum.

Clause 7	Confidentiality

7.1	In this Clause:

(a)
Confidential Information means any information of a secret or proprietary nature in whatever form (written, oral, visual, electronic or otherwise) whether labeled as confidential or not relating to Licensor or its affiliates obtained by Licensee hereunder, including but not limited to the Essurance™ information, the Licensed Technology, the Technical Documentation and information relating to know-how, proprietary information and intellectual property rights of Licensor or its affiliates; data or information about products; marketing and financial information; information relating to business systems, methods and practices; and any other relevant information or data of a secret or proprietary nature related to Licensor or its affiliates; provided, however , that the following shall not be included:

(i)
Information which can be demonstrated as being already in Licensee's possession at the time of the signing of this Contract which was not acquired directly or indirectly from any third party that disclosed such information in breach of any obligation to Licensor or its affiliates;

(ii)
Information which can be demonstrated as having been received by Licensee after the time of the signing of this Contract which was not acquired directly or indirectly from Licensor, its affiliates or agents thereof, or from any third party that disclosed such information in breach of any obligation to Licensor or its affiliates; and

(iii)
Information that is or subsequently becomes publicly available, provided that such information was not made publicly available as a result of a breach of this Contract or of any obligation to Licensor or its affiliates.

(b)
Permitted Disclosure means the disclosure of Confidential Information by Licensee to its employees on a need to know basis or otherwise where strictly necessary for the purposes of fulfilling its obligations under this Contract, provided that the person to whom such Confidential Information has been properly disclosed (the Recipient) has prior to such disclosure entered into the Confidentiality Agreement which are attached as Appendix 2. Licensee shall be solely responsible towards Licensor to ensure that such Recipient holds the Confidential Information in confidence in the manner provided in this clause.

7.2
Except for Permitted Disclosure, Licensee shall keep the Confidential Information strictly confidential at all times and shall take all necessary steps to prevent disclosure of the Confidential Information to unauthorized persons.

7.3
Confidential Information may not be reproduced by Licensee in any manner (including photocopy, translation, publication including trade and technical papers, and other recording media) except when and to the extent reasonably necessary for Licensee to implement the Licensed Technology at the working place.

7.4	Licensee shall destroy or return any Confidential Information (including all reproductions thereof) to Licensor when possession is no longer required by Licensee.

Clause 8	Indemnity

Licensee shall defend, indemnify and hold harmless Licensor and its affiliates from all losses, damages, claims, suits and expenses of any kind and description, including without limited to the generality of the foregoing, losses, damages, claims, suits and expenses arising out of or in connection with property damage, or personal injury sustained by any person or persons which may result from or arise in connection with Licensee's use of the Essurance™ system and the related Licensed Technology.

Licensor shall indemnify and hold harmless of Licensee against any losses, damages, claims, legal proceedings and expenses suffered by Licensee caused by the misrepresentation, breach of warranty or breach of covenants of Licensor.

Clause 9	Limitation of Liability

9.1
Licensor shall not in any event be liable to the Licensee, its affiliates or their respective employees, representatives or agents, whether arising under contract, infringement of rights, strict liability, product liability, or other theory of law, for personal injury, loss of profits, loss by reason of enterprise shutdown, non-operation or increased expense of operations, claims of customers, cost of money, loss of use of capital or revenue, or for any special, incidental, indirect or consequential loss or damage of any nature arising at any time or from any cause whatsoever in connection with this Contract, Licensee's use of the Licensed Technology or production, sale or use of the Products.

9.2
For any other loss or damage not referred to in clause 10.1, the aggregate liability of Licensor shall not exceed the total amount of the software, technical Fee and Licensed Fees actually paid by Licensee.

Clause 10	Infringement

10.1
Licensor shall have the right to enforce any rights in and to the Essurance™ system and the Licensed Technology at its own cost, and Licensee shall not sue or threaten any third party with a suit relating to such rights. Licensee shall notify Licensor of any third party that it believes to be infringing and/or misappropriating any rights in and to the Licensed Technology, and shall cooperate in any legal proceedings that Licensor may choose to bring in its own name, the name of Licensee or their joint names, provided that all reasonable costs and expenses properly incurred in such cooperation shall be borne by Licensor. Licensor shall be entitled to keep all monies recovered from such legal proceeding.

10.2
If any claim is made or legal proceeding is brought in which it is alleged that the Licensed Technology is an infringement or misappropriation of a third party's right, the following provisions shall apply:  (i) if Licensee receives notice of such claim or proceeding, Licensee shall promptly notify Licensor; (ii) Licensor, in all cases, shall have the right to defend against any such claim or proceeding and shall have the right to maintain complete control of the proceeding (including any settlement or appeal thereof); (iii) Licensee shall fully cooperate with Licensor in the defense of any such claim or proceeding, provided that all reasonable costs and expenses properly incurred in such cooperation shall be borne by Licensor; (iv) Licensor shall have the option of terminating that part of the license of the Licensed Technology that is the subject of such claim or proceeding, and (v) Licensor may elect at any time to not participate in the defense of such claim or proceeding, in which event Licensee may maintain complete control of the defense at Licensee's own cost.

Clause 11	Duration

This Contract shall come into force upon execution by both Parties, period of validity is 10 years, unless terminated under clause 12. The contract could be extended for additional 5 years upon expiration subject to mutual agreement of both parties. Whether registration with the Registration Authority or not shall not affect the validity of this contract.

Clause 12	Termination

12.1
If a Party fail to perform any of its obligations under this Contract, it shall be deemed to have breached this Contract.  In such event, the performing Party (Performing Party) shall notify the Party in breach (Breaching Party) in writing that this Contract has been breached and that the breach should be remedied within ninety (90) days of the date of such notice.  If the breach has not been remedied by the end of such ninety (90) day period, the Performing Party shall have the right to terminate this Contract.

12.2	This Contract may be terminated prior to the expiration of its term referred to in clause 11:

(a)	By the mutual consent of the Parties as embodied in a written agreement signed by an authorized representative of each Party;

(b)
By either Party, with thirty (30) days' prior notice to the other Party, if the other Party has a liquidator, liquidation committee or receiver appointed over all or substantially all of its assets, becomes insolvent or an event of a similar nature occurs;

(c)	By either Party forthwith, with notice to the other Party, if the other Party ceases to carry on business; or

(d)	By Licensor with thirty (30) days' prior notice to Licensee, if any of the following events occurs:

(i)
Licensee has been or is about to be deprived of all or any part of its assets by any governmental authority in such a way or with the result that makes it difficult for Licensee to operate effectively; or

(ii)	Any governmental authority having jurisdiction over any Party requires any provision of this Contract to be revised in such a way as to cause substantially adverse consequences to Licensor.

Clause 13	Consequences of Expiration or Early Termination

13.1	Termination or expiration of this Contract shall be without prejudice to the accrued rights and liabilities of the Parties on the date of termination.

13.2
Upon the termination or expiration of this Contract, Licensee shall cease to use the Essurance™ system, the Licensed Technology and Technical Documentation and shall return to Licensor the Technical Documentation and all reproductions (including electronically stored reproductions), translations and copies thereof, or, at Licensor's option, present acceptable evidence that the same have been completely destroyed.

13.3	Articles 2, 4, 7, 8, 9, 10, 11 and 14 shall survive the termination or expiration of this Contract.

Clause 14	Taxes

14.1	All taxes, duties, charges or fees of any nature arising in connection with the performance of this Contract that are imposed on Licensee in accordance with PRC tax laws shall be borne by Licensee.

14.2
All taxes, duties, charges or fees of any nature arising in connection with the performance of this Contract that are imposed on Licensor in accordance with PRC tax laws shall be borne by Licensor.  In the event that any tax is imposed by means of withholding, Licensee shall withhold and remit such taxes, on behalf of the Licensor, to the appropriate tax authorities on a timely basis and provide Licensor forthwith with the original tax receipt issued by the relevant tax bureau.

On September 28, 2006, Licensor and Licensee have caused this Contract to be executed by their duly authorized representatives.

METASwarm (Hongkong) Ltd.	Beijing InfoSure Technology Ltd.

/s/ Marvin Shannon	/s/ Ju Hai Feng
Name: Mr. Marvin Shannon Title: Chairman and CEO	Name: Mr. Ju Hai Feng Title: Legal Representative